Exhibit 5.2
Katten
KattenMuchinRosenman LLP 525 W. Monroe Street Chicago, IL 60661-3693 312.902.5200 tel 312.902.1061 fax

April 20, 2009

KBA Group LLP
14241 Dallas Parkway, Suite 200
Dallas, Texas 75254
Attention: David Thompson, Audit Senior II

Re:       Terra Nova Financial, LLC (the "Company")

Ladies and Gentlemen:

By email dated April 15,2009, Gregg Fuesel, Controller of the Company, has requested that we update the information furnished in our audit response letter to you, dated February 9, 2009, in connection with your examination of the financial statements of the Company as of December 31, 2008 (the "Audit Date") and for the year then ended.

In preparing this update, we have made further inquiry of those lawyers presently in our Firm who, according to our records, rendered legal services on behalf of the Company during the period from the date of our audit response letter to the date of this letter, but we have not undertaken any special review of files or documents in our possession concerning the Company.

Except as otherwise specifically indicated, the information set forth herein is as of the date of this letter, the date on which we commenced our internal review procedures for purposes of preparing this update, and we disclaim any undertaking to advise you of changes which thereafter come to our attention.

This is to advise you that the information as set forth in our audit response letter remains unchanged as of the date hereof.

The foregoing is subject to the limitations set forth in our audit response letter, all of which are incorporated herein by reference.

Very truly yours,

KATTEN MUCHIN ROSENMAN LLP

cc: Gregg Fuesel, Controller

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